Exhibit 10.29
July 30, 2009
Suzanne Shema
2734 SW 167th Street
Burien, WA 98166
Dear Suzanne,
On behalf of Onyx Pharmaceuticals, it is a great pleasure to extend you an offer of employment as Senior Vice President, General Counsel reporting to me. In making this offer, we are expressing our enthusiastic support for the skills and commitment you will bring to our exciting team. We are pleased to offer you the following:
Salary: Your semi-monthly salary will be $15,416.67 totaling $370,000 per year. Future increases will be awarded on the basis of performance.
Sign-On: You will receive a sign-on bonus of $60,000. If you separate from the company voluntarily within twenty four months from your date of hire, you will be expected to repay the sign-on bonus in full.
Bonus: You are eligible, at the end of each year, to receive an annual bonus amount of up to 40% of your base salary if Onyx achieves its corporate objectives and you achieve the performance objectives set for you. If you leave at any time during a year, you are not eligible for any prorated amount of your unearned target bonus for that year. Bonus payments will be subject to required deductions and withholdings. The Company shall have the sole discretion to determine whether you have earned any bonus set forth in this paragraph and, if so, the amount of any such bonus.
At Onyx, our salary merit increases and potential bonus amounts are based upon the assumption that an employee has provided services to the Company for the entire calendar year. Therefore, if you join Onyx at any time between January 1 and October 1 of any calendar year, your potential salary merit increase and potential bonus, if either is awarded, will be prorated for the actual amount of service you provide during that calendar year. If you join Onyx after October 1 of any calendar year, you will not be considered eligible for a salary merit increase or bonus for that year.
Stock: You will be granted 77,000 options to purchase Onyx shares at the market price on your start date. The options will be issued pursuant to the Company’s standard Option Agreement. These options will be exercisable in installments based upon your continued employment as follows: 25% after the first twelve months, 1/48th per month thereafter, for a total of a four-year vesting period. In addition, you will be awarded a restricted grant of 11,000 shares. The shares subject to the award shall vest in a series of three (3) successive equal annual installments over the three-year period commencing from the grant date; provided that your continuous service has not terminated prior to each vesting date.
Benefits: You will be eligible to participate in the Company’s medical, dental, vision, EAP, life insurance, short-term and long-term disability insurance programs pursuant to the terms of these plans and our vacation, sick and holiday programs in accordance with company policy. You may also sign up to participate in our 401(k) Retirement Savings Plan and our Employee Stock Purchase Plan. In addition, you may choose to have additional Voluntary Term Life for you and your eligible dependents.

Shema, Suzanne

Relocation: You will receive $300,000 for expenses involved in relocating to the San Francisco Bay Area. At the time of hire, you will receive twenty-five percent (25%) or $75,000 of your relocation payment, and the remaining three-quarters (75%) or $225,000 will be provided at the time of home purchase in the Bay Area. This relocation payment will be subject to required deductions and withholdings. Onyx is expecting you to complete your relocation within twelve (12) months from your date of hire, or you may be subject to reimburse Onyx for payment received. In addition, Onyx will pay for the actual movement of household goods, as well as, you and your family’s one-way travel to the Bay Area. Additionally, Onyx has retained a company to assist you in your relocation. If your employment with the company is terminated for cause, as defined in the severance benefit plan, or you separate from the company voluntarily within 24 months from your date of hire, you will be expected to reimburse any lump-sum payment(s) paid in association with your relocation. If your employment terminates without cause during the 24 months following your date of hire, there is no relocation payment obligation.
Housing Assistance: For the first eighteen (18) months of employment, Onyx will provide you with monthly housing assistance in the amount of $2,000. Your housing assistance will be included in your regular payroll and will be subject to required deductions and withholdings. Should you leave Onyx at any time during this eighteen-month period, your monthly housing assistance will cease.
This offer is contingent upon your signing our Employee Confidential Information and Inventions Assignment Agreement and providing legally required evidence of your right to work in the United States, as well as, Onyx’s successful completion of your references and background check. We ask that you return one signed copy of both the enclosed Employee Confidential Information and Inventions Assignment Agreement and offer letter. In consideration of your employment, you also agree to conform to the rules and standards of the Company. You will be eligible to enter into the Onyx Executive Change in Control Severance Benefits Agreement, in the form enclosed with this letter, once you begin your employment. This agreement will set forth the terms of the change of control benefits to which you will be entitled.
In accordance with Federal Law, all new employees are required to present evidence of their eligibility to be employed in the United States. Accordingly, we request that you provide us with a copy of an appropriate document for this purpose within 72 hours of your employment date. This may be a birth certificate, passport, visa, or driver’s license and social security card.
Your employment is “at will.” You or Onyx may terminate your employment at any time, with or without cause, with or without notice. This letter when signed by you, will constitute the agreement between Onyx and you respecting the position, and supersedes all prior negotiations and agreements pertaining to the position whether written or oral. No employee or representative of the Company, other than its CEO (or designee), has the authority to make any express or implied agreement contrary to the foregoing. Further, the CEO at Onyx may not alter the at-will nature of the employment relationship or enter into any employment agreement for a specific time unless the CEO (or designee) and you both sign a written agreement that clearly expressly specifies the intent of doing so.
We are very enthusiastic about the prospect of having you on the Onyx team and we are confident that you will make a valuable contribution to the success of the company.
If this arrangement is acceptable to you, please indicate your acceptance of the terms of this employment offer by signing and dating one copy and returning it, along with the signed Confidential Information and Inventions Assignment Agreement to me. This offer of employment will expire on August 10, 2009 unless accepted prior to that date.

Shema, Suzanne

Should you have any questions regarding the provisions of employment, please contact me at 510-597-6543 or Judy Batlin at 510-597-6544.
Sincerely,
N. Anthony Coles, M.D.
President and Chief Executive Officer
I accept Onyx Pharmaceutical’s offer of employment on the terms stated.

/s/ Suzanne Shema		August 31, 2009

Accepted (signature)	Date	Estimated Start Date